UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2014

ATOSSA GENETICS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35610	26-4753208
(Commission File Number)	(IRS Employer Identification No.)

1616 Eastlake Ave. East, Suite 510, Seattle, Washington 98102

(Address of principal executive offices and zip code)

(800) 351-3902

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 24, 2014, Atossa Genetics Inc. (the “Company”) priced a best efforts public offering for the sale of approximately 5.8 million units (each a “Unit,” and collectively, the “Units”) at a price of $2.40 per Unit (the “Offering”). Each Unit consists of (x) one share of common stock, par value $0.001 per share, of the Company (“Common Stock”) and (y) one warrant (each a “Warrant” and collectively, the “Warrants”) to purchase 0.20 of a share of Common Stock. Dawson James Securities, Inc. (“Dawson James”) is acting as sole book-running manager for the Offering pursuant to a placement agency agreement, dated as of January 20, 2014, between Dawson James and the Company (the “Placement Agency Agreement”). A copy of the Placement Agency Agreement is filed herewith as Exhibit 1.1, and is incorporated herein by reference.

Subject to certain ownership limitations, the Warrants will be exercisable immediately on the date of issuance at an initial exercise price of $3.00 per share and expire on the five year anniversary of the date of issuance. The Warrants will be issued separately from the Common Stock included in the Units and may be transferred separately immediately thereafter. The Warrants will not be listed on any national securities exchange or other trading market, and no trading market for such Warrants is expected to develop. If, after the issuance date of the warrants, the volume-weighted average price of the Company’s Common Stock for each of 20 consecutive trading days exceeds $6.00 (subject to adjustment as set forth in the Warrant), the daily trading volume for each trading day during such 20-day period exceeds 250,000 shares of Common Stock (subject to adjustment as set forth in the Warrant) and the holder of the Warrant is not in possession of material non-public information of the Company, then the Company may call for cancellation of the Warrants. On January 24, 2014, the Company entered into a Warrant Agreement with VStock Transfer, LLC, acting as Warrant Agent (the “Warrant Agreement”), in connection with the Offering. A copy of the form of Warrant Agreement, to which the form of Warrant is attached as Exhibit A, is filed herewith as Exhibit 4.1, and is incorporated herein by reference.

The Warrants, the shares of Common Stock issued as part of the Units (the “Common Shares”) and the shares of Common Stock underlying the Warrants (the “Warrant Shares” and, collectively with the Common Shares, the “Shares”) are being issued pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-192390) (the “Registration Statement”).

Dawson James will use its best efforts to arrange for the sale of the Units. The sale of the Units is expected to close on or about January 29, 2014. The Company will pay Dawson James an aggregate placement fee equal to 7% of the gross proceeds received by the Company from the sale of Securities at the closing of the Offering.

In addition, the Company will issue to Dawson James a number of warrants equal to 3% of the aggregate number of shares sold in the offering (the “Dawson James Warrants”) to purchase shares of Common Stock. The Dawson James Warrants will be identical to the Warrants, except that (i) the exercise price will be $3.00, or 125% of the public offering price per Unit, (ii) the expiration date will be November 29, 2018 (five years from the effective date of the Registration Statement), and (iii) the Dawson James Warrants and any shares of Common Stock issued upon any exercise of such warrants will not be transferable by Dawson James for a period of six months from the closing date of the Offering, except as expressly permitted by FINRA Rule 5110(g)(1). The Company has also agreed to reimburse Dawson James for out-of-pocket expenses incurred in connection with the Offering up to a maximum of $50,000.

The foregoing description of the Offering is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the Placement Agency Agreement, Form of Warrant Agreement and Form of Dawson James Warrant, filed as exhibits to this Current Report on Form 8-K.

Ropes & Gray LLP, counsel to the Company, has issued an opinion to the Company, dated as of January 24, 2014, regarding the Shares and Warrants to be sold in the Offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Placement Agency Agreement, dated January 20, 2014, between Atossa Genetics Inc. and Dawson James Securities Inc.

4.1	Form of Warrant Agreement

4.2	Form of Warrant issued to Dawson James Securities, Inc.

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Ropes & Gray LLP (contained in Exhibit 5.1 above)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      January 24, 2014

ATOSSA GENETICS INC.

By:	/s/ Kyle Guse
Kyle Guse
Chief Financial Officer, General Counsel
and Secretary